Exhibit 2.6

Wheeling Creek Midstream, LLC
1401 McKinney Street, Suite 2700
Houston, TX 77010

December 7, 2017

Noble Energy, Inc.
Noble Energy US Holdings, LLC
1001 Noble Energy Way
Houston, Texas 77070
Attention: Secretary

Re:    Amendment and Additional Agreements Related to the Purchase Agreement

Ladies and Gentlemen:

Reference is made to that certain Purchase Agreement (as amended, the “Purchase Agreement”), made and entered into as of May 17, 2017, by and among Wheeling Creek Midstream, LLC, a Delaware limited liability company (“Buyer”), and each of Noble Energy US Holdings, LLC, a Delaware limited liability company (“Noble Holdings”), and Noble Energy, Inc., a Delaware Corporation (“Noble Parent” and, each and together with Noble Holdings as the context may require, “Seller”). Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

Notwithstanding anything to the contrary in the Purchase Agreement or any other agreement between the Parties (collectively, “Transaction Documents”), the Parties hereby agree that:

A.
Outside Date. The Outside Date shall be 5:00 p.m., Houston time, on June 30, 2018 (the “New Outside Date”) and Section 7.1(b)(i) of the Purchase Agreement shall be deemed amended to reflect the New Outside Date.

B.	Deposit.

1.	The amount of the Deposit as defined in Section 1.3(a) of the Purchase Agreement shall be $5,000,000 (the “New Deposit Amount”).

2.
In any event, the Deposit shall be returned to Buyer upon the earlier to occur of (i) the New Outside Date and (ii) termination of the Purchase Agreement for any reason, free and clear of any claims thereon by Seller.

3.
Upon execution of this letter agreement, and as a condition to the effectiveness of this letter agreement with respect to Buyer, Buyer and Noble Holdings shall execute and deliver Joint Instructions to the Bank, instructing the Bank to disburse (by wire transfer of immediately available funds in Dollars to an account designated by Buyer) all amounts in the Deposit Account other than the New Deposit Amount, which funds shall be disbursed free and clear of any claims thereon by Seller.

4.	Notwithstanding the foregoing, references in Section 7.3(c) of the Purchase Agreement to “the amount of the Deposit” shall be deemed to continue to refer to $38,250,000.

C.	Seller Discussions.

1.	Section 5.14 of the Purchase Agreement shall be deleted in its entirety and replaced with the following: “[Reserved]”.

2.
Without limiting the other provisions of the Purchase Agreement, Seller, Seller’s Affiliates and its and their Representatives may discuss and negotiate with, and furnish information to, CNX Gas Company LLC and its Affiliates (collectively, the “CONSOL Parties”) and its and their Representatives, with respect to a settlement of the CONSOL Litigation and certain other disputes (which may include discussions and negotiations with respect to a potential sale of the CONE Interests and/or Subject Units) and a potential reorganization or other business restructuring of CONE Gathering, the General Partner and the Partnership Entities; provided, that Seller shall keep Buyer reasonably apprised of all such discussions and negotiations with the CONSOL Parties.

3.
At any time while the Purchase Agreement is in effect, if Seller desires to enter into a bona fide definitive written agreement with a CONSOL Party regarding terms of a settlement or other transaction with the CONSOL Parties, and such settlement or other transaction involves the direct or indirect sale, transfer or other disposition of the interests of Seller or its Affiliates with respect to the NBLM Interests, CONE Interests, General Partner Interest or Subject Units to the CONSOL Parties, Seller shall have the right to terminate the Purchase Agreement upon entry into such definitive agreement by written notice delivered to Buyer.

D.
Closing. In addition to the obligations of Buyer to consummate the transactions contemplated by the Purchase Agreement being subject to the fulfillment, at or prior to the Closing, of the conditions set forth in Section 6.1 of the Purchase Agreement and each of the conditions in Section 6.2 of the Purchase Agreement being met or waived by Buyer, Buyer’s obligation is also subject to (and Section 6.2 of the Purchase Agreement will be deemed amended to include) the restructuring with respect to the governance, operational and economic structure of CONE Gathering, the General Partner and the Partnership Entities in a manner acceptable to Buyer in its sole discretion.

E.
Miscellaneous. Article IX of the Purchase Agreement is hereby incorporated by reference herein mutatis mutandis. The provisions of this letter agreement shall be deemed agreements and covenants for all purposes under the Purchase Agreement. Further, this letter agreement shall be deemed an amendment of the Purchase Agreement; provided that, other than as expressly set forth in this letter agreement, this letter agreement shall not constitute an amendment or waiver of any provisions of the Transaction Documents and shall not abrogate or modify any Party’s rights or claims with respect to the Transaction Documents or transactions contemplated thereby (which such rights and claims are expressly reserved), and each Transaction Document, as specifically modified by this letter agreement, shall continue to be in full force and effect.

[Signature Page Follows]

Sincerely,

Wheeling Creek Midstream, LLC

By: /s/ Dheeraj Verma
Name: Dheeraj Verma
Title:

Agreed to and accepted as of the date first written above:

Noble Energy US Holdings, LLC

By: /s/ Aaron G. Carlson
Name: Aaron G. Carlson
Title: Secretary

Noble Energy, Inc.

By: /s Aaron G. Carlson
Name: Aaron G. Carlson
Title: Vice President

Signature Page to Letter Agreement

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